Exhibit 10(a)

                       FARMSTEAD TELEPHONE GROUP, INC.
                       -------------------------------
                            JEAN-MARC STIEGEMEIER
                            ---------------------
                            EMPLOYMENT AGREEMENT
                            --------------------


This Agreement is made as of the 1st day of October 2004 between Farmstead Telephone Group, Inc., a Delaware corporation (the "Company"), and Jean-Marc Stiegemeier (the "Executive").

                                  RECITALS

The Company is engaged in the sale of new and refurbished business communications products (the "Business").

The Company desires to employ the Executive and to ensure the continued availability to the Company of the Executive's services, and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual and dependent promises hereinafter set forth, the parties intending to be legally bound do hereby agree as follows:

                                  ARTICLE I
                                 Employment
                                 ----------

      Section 1.1 Employment. The Company agrees to employ Executive during the Employment Period (as referred to in Section 2.1 (a) below) as the President and Chief Executive Officer of the Company. Executive shall begin his employment with the Company (the "Commencement Date) on October 1, 2004.

      Section 1.2 The Executive shall serve as President and Chief Executive Officer of the Company, or in such other equal or superior capacity as may be designated by the Company's Board of Directors (the "Board"). The Executive also shall be elected to the Board in accordance with the Company's By-Laws, provided that the Executive's continued service as a director of the Company is subject to his continued election to the Board by the Shareholders of the Company. As President and Chief Executive Officer, Executive shall be employed in an executive capacity and Executive shall report only to the Board. Executive shall perform such duties and services consistent with such a position as may be assigned to him from time to time by the Board. Executive agrees, subject to his election as such, to serve as a member of any committees of the Board. During the Employment Period, Executive shall devote substantially all of his working time, attention and skill during the normal business week to the business and affairs of the Company and shall perform faithfully and diligently his duties as President and Chief Executive Officer. Notwithstanding the above, during the Term, Executive may serve on the boards of directors of other corporations so long as the business of such corporations is not competitive with the business of the Company.

      Section 1.3  Compensation.

      (a) Base Salary. The Company shall pay to Executive during each calendar year during the Employment Period (as referred to in Section 2.1(a) below) an annual base salary (the "Base Salary"). The initial rate of Base Salary effective as of October 1, 2004 is $300,000 and Executive shall continue to be paid at that annual rate unless and until such rate is increased by the Board in its discretion, provided that the Board shall not be entitled to decrease Executive's Base Salary except in the case of a "Permissible Base Salary Reduction" that is implemented on or after July 1, 2005. For purposes of this Agreement a "Permissible Base Salary Reduction" shall occur when the Board in its discretion reduces Executive's Base Salary in response to unsatisfactory Company performance; provided that the reduction is accompanied by (i) a reduction of at least equal proportion to the annual base salary of the Chairman of the Board (if that position is held by an individual other than the Executive) and (ii) the authorization of the Board for the Executive to implement reductions to the annual base salaries of other senior executives of the Company.

      (b) Annual Bonus. For each calendar year during the Term of this Agreement commencing 2005, Executive shall be eligible for an annual bonus of up to one hundred percent of Executive's Base Salary for that year, which shall be determined and paid in accordance with subsections (i) (ii) and (iii) below.

            (i) At the outset of each subject year, Executive shall present for approval by the Board of Directors an annual pro-forma operating plan that includes the target earnings before interest, taxes, depreciation and amortization ("EBITDA") for the Company for that subject year.

            (ii) A bonus for the subject year shall be paid to Executive in the event the Company attains at least eighty five percent (85%) of the target EBIDTA that is approved by the Board of Directors for that year. The bonus shall be equal to a prorated amount of from eighty five percent (85%) to one hundred percent (100%) of Executive's Base Salary for the subject year, and that percentage shall be determined by and correspond to the percentage of the target EBIDTA that is attained by the Company.

            (iii) If earned, the Company shall pay Executive the annual bonus for the subject year within fifteen days (15) days following the closing by the Company of its books for that year.

      (c) Special Bonus. Executive shall be paid a one time special bonus of $37,500.00. The Company shall pay the special bonus to Executive in two installments as follows: $25,000.00 prior to the commencement of Executive's employment with the Company and $12,500.00 on the first Company payroll date in January of 2005.

      (d) Acquisition Incentive Bonus. The Company and Executive acknowledge that a key component of Executive's services and duties will be the successful conclusion of strategic acquisitions as and when contemplated by each annual operating plan that is approved by the Board of Directors (each an "Acquisition"). The Company and Executive further acknowledge that the costs of each Acquisition would be significantly reduced if the Executive (supported by other internal Company resources) can generate suitable Acquisition prospects, evaluate those prospects and negotiate the business terms of the Acquisition; thus eliminating the need for the Company to engage and compensate brokers, investment bankers or other third parties, as the case may be, to perform those functions. As an incentive for Executive to reduce the Company's Acquisition costs in this manner, the Company shall pay Executive a bonus equal to one percent (1%) of the "Purchase Price" (as defined below) for each Acquisition that is concluded during the Term of this Agreement without any obligation by the Company to pay any fees, commissions, or any other cash or equity-based compensation to any third party(ies) for or in connection with (i) the identification of the entity that is the subject of the Acquisition; (ii) the valuation of the

Acquisition or (iii) the negotiation of the purchase price and other key business terms of the Acquisition with the selling party or its representatives. The term "Purchase Price" as used in this section shall mean the cash (including the principal amount of any deferred payments) and/or value of securities paid by the Company for the Acquisition, and shall also include all other manner of consideration, such as but not limited to, the assumption by the Company of any liabilities. The Company shall pay Executive each Acquisition Incentive Bonus that is earned in accordance with this section within fifteen (15) days following the closing of the Acquisition to which that bonus applies.

      Section 1.4  Equity Compensation.

      (a) Stock Options. Executive has been granted, effective as of the date hereof, an Incentive Stock Option under the 2002 Stock Option Plan (the "Plan") for 600,000 shares at the fair market value as provided in the Stock Option agreement being executed simultaneously herewith (the "Option Agreement"). On the first anniversary of the grant, 300,000 options shall be vested, and the balance of the grant shall be vested at the end of two years from the date of the grant. Vesting may be accelerated upon the occurrence of certain events as provided in the Option Agreement.

      (b) Warrant. Executive simultaneously with the execution of this Agreement has been issued a Warrant entitling Executive to purchase 400,000 shares at the fair market value of the Stock. The Executive's rights under the Warrant are fully vested and non-forfeitable. The Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth in the Warrant. The Warrant shall be freely transferable in accordance with Article 4 of the Warrant. The Warrant is not subject to the Plan. Executive acknowledges that neither the Warrant or the underlying Shares will be registered under the federal Securities Act of 1933 and any applicable state securities laws as of the date of this Employment Agreement.

      (c) General. Executive is an experienced businessperson very familiar with the business in which the Company is engaged. Executive has been provided with all information regarding the business and financial circumstances of the Company which he has requested. Further, the Executive has been advised by his independent professional advisors in connection with this Agreement.

      Section 1.5  Benefits.

      (a) Standard Benefits. The Executive shall be entitled during the Term of this Agreement to participate in any Company benefits for executive officers, including but not limited to four (4) weeks paid annual vacation (which shall be administered in accordance with the Company's standard vacation policy), health insurance and other benefits generally provided to such executive officers.

      (b) Other Benefits. In addition, Executive also shall be entitled to the following other benefits during the Term of this Agreement:

            (i) The Company shall make available to Executive for business use a car of Executive's choice and the Company shall be responsible for maintenance and insurance for the vehicle.

            (ii) Beginning January 1, 2005, Executive shall be entitled to be reimbursed (up to $10,000 in the aggregate) for the initiation fees for membership in a country club and health club of Executive's choice, and ongoing dues and costs associated with the use of such clubs for business purposes, provided that Executive relocates and purchases a primary residence within sixty (60) highway miles of the Company's corporate offices in East Hartford, CT.

            (iii) Intentionally Left Blank.

            (iv) The Company shall maintain long-term disability insurance covering Executive which shall provide to Executive a benefit equal to sixty (60%) percent of total annual cash compensation, defined as the Base Salary then in effect plus the average amount of the annual bonuses paid to Executive under Section 1.3 (b) for the three most recent calendar years, including the Assumed Bonus as defined below for the calendar year in which Executive becomes disabled. The "Assumed Bonus" shall mean the bonus that Executive would have received under Section 1.3 (b) assuming that the average monthly EBITDA run rate for the Company during that calendar year through end of the month immediately prior to the month in which the long term disability insurance benefits take effect was to remain constant for the balance of that calendar year. It is understood and agreed that the computation of the bonus component of annual cash compensation shall involve the maximum available number of calendar years if the duration of Executive's employment is less than three calendar years including the calendar year in which the long term disability insurance benefits take effect.

            (v) The Company shall during the Term of this Agreement and for two years after the end of the Term, continue to maintain, to the extent reasonably available in the judgment of the Board, directors and officers liability insurance to cover any acts or omissions by Executive as an officer or director during the Term of this Agreement.

            (vi) The Company shall provide Executive with a mutually agreed upon secondary residence within the Greater Hartford Area that shall be leased by the Company for use by Executive and his family for a period of one year (the "Rental Period"). During the Rental Period, the Company shall pay the rent for such secondary residence, which shall not exceed $5000.00 per month, and Executive shall be responsible for the payment of all telephone, utility and other charges that are not included in the rent. Pending the provision of the secondary residence, Executive shall be entitled to be reimbursed for the reasonable costs incurred by Executive for temporary living expenses within the Greater Hartford Area. The Company's obligations under this Section 1.5 (b) (vi) shall cease in the event Executive purchases a primary place of residence within sixty (60) highway miles of the Company's corporate offices in East Hartford, CT.

      (c) Upon submission of appropriate invoices and vouchers, the Company shall pay or reimburse Executive for all reasonable expenses that he incurs in the performance of his duties during the Term of this Agreement in furthering the business and, in keeping with the policies, of the Company.

                                 ARTICLE II
                            Term and Termination
                            --------------------

      Section 2.1 Employment Period. Subject to the terms of Section 2.2 below, the Company agrees to employ the Executive from the Commencement Date until December 31, 2009 (the "Term").

      Section 2.2 Expiration or Termination of Employment. Employment under this Agreement will be terminated upon the earlier to occur of:

      (a)   expiration of the Term;

      (b)   upon Executive's death;

      (c)   upon Executive's permanent disability; or

      (d) upon the date the Employment Period is terminated by the Company or Executive as provided in Sections 2.3 or 2.4.

      Section 2.3 Termination by the Company. The Term of this Agreement shall end if the Company determines to terminate Executive either "for cause" or "without cause" at any time during the Term of this Agreement. Except in the case of termination "for cause," termination by the Company will not be effective until thirty (30) days after the Company has given written notice to the Executive of such termination.

      Section 2.4 Termination by Executive. The Term of this Agreement shall end if, at any time during the Term, the Executive determines to terminate his employment either "voluntarily" or "with good reason." The Executive may terminate his employment voluntarily upon ninety (90) days written notice to the Company, provided that the Company may require Executive to vacate the Company's premises prior to the expiration of such ninety (90) day period so long as the Company continues to provide the applicable then-current compensation and benefits to Executive for the duration of such ninety (90) day period. The Executive may terminate his employment upon written notice to the Company, effective immediately, upon the occurrence of "good reason" as defined below, provided that such notice must be given by Executive within thirty (30) days after the event constituting good reason.

      Section 2.5 Defined Terms. The following terms shall have the meanings prescribed:

      (a) "For cause" shall mean (i) a conviction of Executive for the willful commission of a felony or the willful perpetration by Executive of a material dishonest act against the Company, or (ii) the willful failure of Executive to act in accordance with any reasonable instruction of the Board relating to the performance of Executive's employment duties in accordance with this Agreement, if such failure is not corrected within seven business days after Executive's receipt of written notice of the Board (acting by a majority) of such failure; provided however, that the that the provisions of this Section 2.5 (a) (ii) shall not constitute "for cause" if an event constituting "good reason" (as defined below) has occurred within 60 days prior to such notice.

      (b) "Good reason" shall mean a reduction in Base Salary other than a Permissible Base Salary Reduction, a material adverse change in the method of determining Executive's bonus, a material reduction in Executive's responsibilities or benefits, any other material breach of this Agreement by the Company, a relocation of the Company's corporate offices in excess of fifty (50) highway miles from the current location of such offices, or the failure to reelect Executive as President and Chief Executive Officer or the other removal of Executive from that position (other than for cause by the Company or voluntarily by Executive).

      Section 2.6  Severance Pay.

      (a) If the Company terminates this Agreement without cause as referred to in Section 2.3, the Executive shall be entitled to severance equal to three times the Executive Compensation Amount (as defined below). For purposes of this Agreement, the "Executive Compensation Amount" at any time shall mean the total of the Executive's then current Base Salary plus the average amount of the annual bonuses paid to Executive under Section
1.3 (b) for the three most recent calendar years, including the Assumed Bonus, as defined below, for the calendar year in which the termination without cause becomes effective. In the event the termination without cause is effective on or before December 31, 2005, such severance shall be paid in equal weekly installments over the twelve (12) months following the effective date of the termination. In the event the termination without cause is effective any time from January 1 though December 31, 2006, such severance shall be paid as follows: one half (1/2) within fifteen (15) days following the effective date of termination and the balance in equal weekly installments over the twelve (12) months following the effective date of the termination. In the event the termination without cause is effective on or after January 1, 2007, such severance shall be paid in full within fifteen (15) days following the effective date of termination. The Executive also shall be entitled to receive all standard health benefits referred to in section 1.5 (a) and 1.5 (b) (iv) until the earlier of (x) the date Executive commences receiving benefits from another employer or
(y) twenty four (24) months from the effective date of termination. The "Assumed Bonus" shall mean the bonus that Executive would have received under Section 1.3 (b) assuming that the average monthly EBITDA run rate for the Company during that calendar year through end of the month immediately prior to the month in which the termination without cause becomes effective was to remain constant for the balance of that calendar year. It is understood and agreed that the computation of the bonus component of the Executive Compensation Amount shall involve the maximum available number of calendar years if the duration of Executive's employment is less than three calendar years including the calendar year in which the termination without cause becomes effective.

      (b) If the Executive terminates this Agreement with good reason as referred to in Sections 2.4 and 2.5 (b), the Executive shall be entitled to severance pay equal to three times the Executive Compensation Amount to be paid as provided in Section 2.6 (a). Executive shall also be entitled to continue to receive all benefits as referred to in Section 2.6 (a) during the period referred to in Section 2.6 (a).

      (c) Executive shall not be entitled to severance pay or other compensation from the Company if the Term of the Agreement expires as provided in Section 2.2 (a), is terminated for cause by the Company as referred to in Sections 2.3 and 2.5 (a), or if the Executive leaves the Company voluntarily as provided in Section 2.4.

      Section 2.7 Obligations Upon Death. If the Executive dies during the Term of this Agreement, the Company's obligations under this Agreement shall terminate immediately and the

Executive's estate shall be entitled to all arrearage of salary and expenses but shall not be entitled to further compensation. In addition, Executive's estate shall be entitled to receive such benefits under the terms of any plans and programs of the Company applicable to Executive.

      Section 2.8 Termination Upon Permanent Disability. If the Executive is permanently disabled, as determined by the insurance carrier underwriting the benefit in Section 1.5 (b) (iv), the Executive's employment with the Company shall terminate, and the Executive shall be entitled to benefits under the insurance maintained by the Company as provided in that section and under any other Company plan or program.

      Section 2.9  Intentionally Left Blank

      Section 2.10 Survival of Provisions. Notwithstanding anything else in this Agreement, the provisions of Articles III, IV and V shall survive the termination of Executive's employment with the Company.

                                 ARTICLE III
                  Covenants, Representations and Warranties
                  -----------------------------------------

      Section 3.1 Covenant Not to Disclose. The Executive agrees that, in performance of his normal duties with the Company and by virtue of the relationship of trust and confidence between the Executive and the Company, he possesses and will possess certain knowledge of operations and other confidential information of the Company which are of a special and unique nature and value to the Company. The Executive covenants and agrees that he will not, at any time, whether during the Term of this Agreement, or for twenty four (24) months after the expiration or termination of this Agreement, otherwise, reveal divulge or make known to any person or entity (other than the Company) or use for his own account, any Company confidential record, data, plan, trade secret, policy, strategy, method or practice of obtaining or doing business, computer program, know-how or knowledge relating to customers, sales, suppliers, market developments, equipment, processes, products or any other confidential information whatever (the "Confidential Information"), whether or not obtained with the knowledge and permission of the Company and whether or not developed, devised or otherwise created in whole or part through the efforts of the Executive. The Executive further covenants and agrees that he shall retain all Confidential Information which he acquires or develops in trust for the sole benefit of the Company and its successors and assigns. Confidential Information shall not include any information which has entered the public domain other than by reason of a disclosure by the Executive or which is made available by a third party to Executive right to disclose. The Executive agrees to deliver to the Company at the termination of his employment or at any other time the Company may request, all Company property, including, but not limited to, Confidential Information which he may then possess or have under control.

      Section 3.2 Inventions and Patents. The Executive agrees that all inventions, innovations or improvements in the Company's methods of conducting its business (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by him during the Employment Period belong to the Company. The Executive agrees to promptly disclose such inventions, innovations or improvements to the Company and take all actions reasonably requested by the Company to establish and confirm such ownership.

                                 ARTICLE IV
                           Covenant Not To Compete
                           -----------------------

      Section 4.1 Restrictive Covenant. The Executive covenants and agrees with the Company so long as he is employed by the Company, and for twenty four (24) months following the effective date of termination of Executive's employment with the Company for which he receives a severance benefit pursuant to Sections 2.6 (a) or (b), Executive shall not, anywhere in the Restricted Area, either directly or indirectly, compete with, own, have an interest in, manage, engage in or be employed by, connected with or work for, any person, corporation, partnership or other entity that competes with the Business of the Company or its successors or assigns, or which is owned by, affiliated with, or the owner of any such competitor of the Company, without the written consent of the Company.

      Section 4.2 Definitions. The following terms shall have the meanings prescribed:

      (a) "Business" shall refer to the Business described in the Recitals to this Agreement. The Business shall include any of the foregoing activities as conducted by the Company (i) as of the date of execution of this Agreement, (ii) during the Term of this Agreement, (iii) as of the termination or expiration date, or (iv) as reasonably proposed by the Company as of the termination or expiration date.

      (b) "Compete" shall mean engaging, participating, or being involved in any respect or in any capacity in the business of furnishing any aid, assistance or service of any kind to any person or entity in connection with the trading, leasing, buying, selling, exchanging, lending to, borrowing from, marketing, merchandising, importing, exporting, distributing or producing of any product or service similar in either design or function, or both, to any product or service of the Business.

      (c) "Restricted Area" shall mean any geographic area in which the Company is doing Business at any time during this Agreement.

      Section 4.3 Non-Compete Election. In the event that the Executive leaves the employment of the Company in circumstances that would not otherwise require the Company to make a severance payment, the Company may, at its election, decide to make a severance payment to Executive for up to six (6) months and the non-compete provisions of this Article IV shall apply during such designated period. Such severance pay shall be equal to 1/12 of the Executive Compensation Amount multiplied by the number of months designated by the Company (up to six months) as the severance period. Such severance shall be paid in a lump sum within fifteen (15) days after the effective date of termination and Executive also shall be entitled to continue to receive all benefits as provided in Section 1.5 (a) until the earlier of (x) the date Executive commences receiving benefits from another employer, or (y) the completion of such designated severance period.

      Section 4.4 "Blue-Pencil" Rule. The Executive and the Company desire that the provisions of Article IV be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement is sought. If a court of competent jurisdiction, however, determines that any restrictions imposed on the Executive in this Article IV are unreasonable or unenforceable because of the duration, area of restriction, or otherwise, the Executive and the Company agree and intend that the court shall enforce this Article IV to whatever extent the court deems reasonable. The parties intend that the court shall have the right to strike or change any provision of Article IV and substitute therefor different provisions to effect the intent of this Section 4.4.

      Section 4.5 Legitimate Purpose. The Executive has read carefully all of the terms and conditions of this Article IV and agrees that the restraints set forth herein: (a) are reasonable and necessary to support the legitimate business interests and goodwill of the Company, and (b) will not preclude the Executive from earning a livelihood during the life of this Article IV.

                                  ARTICLE V
                              Change in Control
                              -----------------

      Section 5.1 Change in Control Definition. A "change in control" of the Company shall be deemed to have occurred if (a) any "person" (as such term is used in Sections 13 (d) and 14 (d) of the Securities Exchange Act of 1934 (the "Exchange Act") as amended is or becomes the "beneficial owner" (as defined in Section 13d-3 under the Exchange Act), directly or indirectly, of securities representing more than thirty (30%) percent of the combined voting power of the Company's then outstanding securities, or if (b) over any twelve (12) month period ("Period") during the Term of this Agreement, individuals who at the beginning of such Period constitute the Board of the Company do not constitute at least fifty (50%) percent of the number of Directors elected during such twelve (12) month Period, or if (c) the Board adopts a resolution, in its sole discretion, to the effect that a material change of control has occurred for the purposes of this Agreement, or if (d) there is a sale by the Company of substantially all of the assets of the Company to any person (as such term is used in Sections 13 (d) and 14 (d) of the Exchange Act) that is not otherwise owned or controlled directly or indirectly by the Company. For purposes of clause (b) above, a person who was not a Director at the beginning of such Period but who has
(i) filled the place of a Director who has died or has retired in the ordinary course in accordance with any Company policies then in effect, and
(ii) has been approved in advance by Directors who constitute at least two thirds (2/3rds) of the Directors who were, or are deemed to be, Directors at the beginning of the Period shall for the purposes of this provision be deemed to be a Director since the beginning of the Period. Upon the occurrence of a change of control described above, the Executive shall have the right to elect to terminate his employment under this Agreement by resignation at any time during the thirty (30) day period immediately following the expiration of six (6) calendar months from the event giving rise to said change in control, and such resignation shall be effective fourteen (14) days after delivery of such resignation in written form to the Company. Nothing herein shall prevent Executive from terminating his employment for good reason, pursuant to section 2.4, at any time.

      Section 5.2 Impact of Change in Control. Upon resignation by Executive after a change in control as provided in Section 5.1 above, the Company shall pay the termination benefit described in Section 2.6 (a) and all then unvested stock options shall immediately become vested.

      Section 5.3 Change in Control Payments. Severance payments, any other payments, and amounts resulting from acceleration of unvested stock options related to a change of control shall be payable in full, except to the extent that if such payments and resultant additional parachute tax penalties result in a reduction of the net amount received by the Executive, payment above the limits of Section 280 G of the Internal Revenue Code of 1986 will not be made.

                                 ARTICLE VI
                                Miscellaneous
                                -------------

      Section 6.1 Notices. All notices required by this Agreement shall be in writing and shall be sufficiently given if hand delivered, delivered by overnight delivery service, or mailed by registered or certified mail. Return receipt requested, to the following addresses:

      If to the Company:    Farmstead Telephone Group, Inc.
                            22 Prestige Park Circle
                            East Hartford, CT 06108

      If to Executive:      At the most recent address available to the
                            Company's employment records.

Any party may change its address by written notice to the other party. All notices shall be deemed to be given as of the date so delivered or mailed.

      Section 6.2 Waiver. The waiver by any party of any breach or default of any provision of this Agreement shall not operate as a waiver of any subsequent breach.

      Section 6.3 Insurance. The Company may, at its election and for its benefit, insure the Executive against accidental loss or death, and the Executive shall submit to a physical examination and supply such information as may be required in connection therewith.

      Section 6.4 Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties and supersedes and preempts any prior understandings, agreements or representations by or between the parties, whether written or oral, which relate to the subject matter hereof in any way.

      Section 6.5 Construction and Interpretation. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed and reconstructed and enforced to the maximum extent possible, in such jurisdiction as if such invalid, illegal or unenforceable provision never had been contained herein.

      Section 6.6 Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original an all of which taken together constitute one and the same agreement.

      Section 6.7 Amendments. Any provisions of this Agreement may be amended only with the prior written consent of the Company and the Executive.

      Section 6.8 Governing Law. This Agreement shall be interpreted under the laws of the State of Connecticut.

      Section 6.9 Assignment. This Agreement may not be assigned by any party hereto, provided that the Company may assign this Agreement in connection with a merger or consolidation or the sale of substantially all of its assets, to the surviving corporation or purchaser as the case may be, so long as such assignee assumes the Company's obligations hereunder.


                                  FARMSTEAD TELEPHONE GROUP, INC.


                                  By: /s/ George J. Taylor, Jr.
                                      -------------------------
                                      George J. Taylor, Jr. October 1, 2004
                                      Chairman


                                  JEAN-MARC STIEGEMEIER


                                  By: /s/ Jean-Marc Stiegemeier
                                      ------------------------- October 1,
2004


                                  Address:    500 East 77th Street
                                              Suite 3324
                                              New York, NY 10062


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